Exhibit 10.2
AMENDED AND RESTATED
STEWART ENTERPRISES, INC.
EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN
     1. Purpose. The purpose of the Stewart Enterprises, Inc. Executive Officer Annual Incentive Plan (the “Plan”) is to advance the interests of Stewart Enterprises, Inc. (the “Company”) by providing an annual incentive bonus to be paid to certain designated executive officers of the Company based on the achievement of pre-established performance goals.
     2. Qualification as Performance-Based Compensation. The Plan provides for an opportunity to earn an incentive bonus, part of which is earned based on the achievement of pre-established quantitative performance criteria and part of which is earned based upon qualitative performance criteria. It is the Company’s intention to structure and operate the Plan such that the quantitative portion of the incentive bonus will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m))” and be fully deductible by the Company for federal income tax purposes.
     3. Shareholder Approval. For purposes of qualifying the quantitative portion of the annual incentive bonus as performance-based compensation under Section 162(m), the payment of any bonus hereunder is subject to the approval of the Plan, including the material terms of performance goals used in the Plan, by the shareholders of the Company.
     4. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company or, if all of the members of the Compensation Committee do not qualify as “outside directors” under Section 162(m), by a subcommittee of the Compensation Committee, all of the members of which qualify as “outside directors.” The authority of the committee or subcommittee that administers the Plan (the “Committee”) shall include, in particular, authority to:
     (a) designate participants for a particular year;
     (b) establish performance goals and objectives for a particular year;
     (c) establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan; and
     (d) certify as to whether performance goals have been met.
     5. Eligibility. The Committee shall designate no later than January 29 of each fiscal year the executive officers of the Company who shall participate in the Plan that year.
     6. Incentive Bonus. No later than January 29 of each year for which a bonus is to be payable hereunder (a “Plan Year”), the Committee shall establish the performance goals for that year, the objective criteria pursuant to which the quantitative portion of the bonus for that year is to be payable and the factors that will be considered in determining the qualitative portion of the bonus. No participant may be paid a bonus for any Plan Year in excess of $1,500,000. The Committee has the discretion to decrease, but not increase, the amount of the bonus that is payable under the terms of the pre-established quantitative criteria for the applicable year. The Committee has the discretion to increase or decrease the qualitative portion of the bonus, but only if any such increase would not, in the opinion of counsel to the Company, affect the qualification of the quantitative portion of the bonus as performance-based compensation under Section 162(m). The performance goals each year shall apply to performance of the Company or one or more of its divisions, subsidiaries or lines of business and shall be based upon one or more of the following performance goals: earnings per share; return on assets; an economic value added measure; shareholder return; earnings or earnings before interest, taxes and amortization; stock price; total shareholder return; return on equity, return on total capital; return on assets or net assets; revenue; reduction of expenses; free cash flow; income or net income; operating income or net operating income; gross profit; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; customer satisfaction; growth in core funeral calls; growth in preneed funeral sales or growth in preneed cemetery sales; or trust portfolio performance compared to related market indices. For any Plan Year, performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. The Committee may change the performance goals each year to any of those listed above and may also change the targets applicable to the performance goals from year to year.
     7. Payment of Incentive Bonus. As soon as practicable after the Company has publicly announced its earnings for the fiscal year for which the incentive bonus will be paid, the Committee shall evaluate the Company’s performance to determine the amount of the incentive bonus that has been earned. In performing such evaluation, the Committee shall make adjustments for the following:
     (a) cumulative effect of accounting changes;
     (b) extraordinary items, as that term is defined in Accounting Principles Board Opinion No. 30; and
     (c) discontinued operations.
     The Committee may also specify by January 29 of each Plan Year other adjustments to be made with respect to the incentive bonus to be paid for the current Plan Year, including without limitation, adjustments related to asset write-downs; acquisition-related charges; litigation or claim judgments or settlements; the effects of changes in tax law or other laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; and other specified unusual or infrequently occurring items (less the amount of related income taxes), as those terms are used in Accounting Principles Board Opinion No. 30.
     The Committee shall certify, either in writing or by the adoption of written resolutions, prior to the payment of any incentive bonus under the Plan, that the performance goals applicable to the bonus payment were met. The incentive bonus may be paid in whole or part in the form of cash or stock of the Company in the discretion of the Committee. Shares of stock issued in payment hereunder may be paid under any of the Company’s stock-based incentive plans that provide for grants of stock or stock-based awards. The incentive bonus will be paid by the March 15 following the end of the year for which it was earned, unless deferred under a separate benefit plan of the Company.
     8. Termination of Employment. In order to be eligible to receive a bonus under the Plan, a participant must be an employee of the Company at the end of the Plan Year, unless this requirement is waived by the Committee in the case of death, disability or retirement or under such special circumstances as may be determined by the Committee. Any bonus payment to a participant, or the conditions thereof, upon termination of employment that deviate from the terms and conditions otherwise specified herein must be approved by the Committee and will only be considered for approval if such deviation would not, in the opinion of counsel to the Company, limit the Company’s federal income tax deduction for such bonus payment under Section 162(m).
     9. Forfeiture of Benefits. In the event a participant is discharged by the Company for cause, including, without limitation, fraud, embezzlement, theft, commission of a felony, proven dishonesty or other unethical behavior, or disclosure of trade secrets of the Company, then the amount of any benefit provided under this Plan to which the participant would otherwise be entitled shall be forfeited. The decision of the Committee as to the cause of a former participant’s discharge shall be final.
     10. Employee Rights Under the Plan. Nothing in this Plan shall be construed to:
     (a) grant any officer of the Company any claim or right to be granted an award under this Plan;
     (b) limit in any way the right of the Company to terminate a participant’s employment with the Company at any time; or
     (c) be evidence of any agreement or understanding, express or implied, that the Company will employ a participant in any particular position or at any particular rate of remuneration.
     11. Assignments and Transfers. A participant may not assign, encumber or transfer his or her rights and interests under the Plan.
     12. Amendment and Termination. The Committee may amend, suspend or terminate the Plan at any time in its sole and absolute discretion. Any amendment or termination of the Plan shall not, however, affect the right of a participant to receive any earned but unpaid incentive bonus.
     13. Withholding of Taxes. The Company shall deduct from the amount of any incentive bonus paid hereunder any federal or state taxes required to be withheld.
     14. Term of Plan. The Plan applies to each of the five Plan Years during the period beginning November 1, 2007 and ending October 31, 2012, unless terminated earlier by the Committee.

     15. Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. The Company intends that the quantitative portion of any incentive bonus paid to an executive officer under the Plan will qualify as performance-based compensation under Section 162(m). Nothing in this Plan precludes the Company from making additional payments or special awards to a participant outside of the Plan that may or may not qualify as performance-based compensation under Section 162(m), provided that such payment or award does not affect the qualification of any bonus paid or payable under the Plan as performance-based compensation.
     16. No Vested Interest or Right. At no time before the actual payout of an incentive bonus to any participant under the Plan shall any participant accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat participants identically under the Incentive Plan.